Exhibit 99.1

Amylin Pharmaceuticals, Inc. 9360 Towne Centre Drive San Diego, CA 92121 USA	Tel (858) 552 2200 Fax (858) 552 2212 www.amylin.com

FOR IMMEDIATE RELEASE

AMYLIN PHARMACEUTICALS REPORTS FIRST QUARTER FINANCIAL RESULTS

San Diego, CA – April 21, 2008 – Amylin Pharmaceuticals, Inc. (Nasdaq: AMLN) today reported financial results for the quarter ended March 31, 2008.  The Company reported total revenue of $197.2 million for the first quarter, which includes net product sales of $178.7 million.  Net loss for the quarter ended March 31, 2008 was $68.8 million, or $0.51 per share.  At March 31, 2008, the Company held cash, cash equivalents and short-term investments of approximately $1,033.9 million.

“We have made steady progress in the first quarter of 2008 across near-, mid- and long-term opportunities, executing against the strategy detailed earlier this year to build Amylin’s diabetes portfolio and establish our presence in the obesity field,” said Daniel M. Bradbury, President and Chief Executive Officer of Amylin Pharmaceuticals.  “BYETTA sales were lower than expected this quarter in part due to wholesaler buying patterns.  We remain confident that we are taking the right steps to build sustainable BYETTA growth over time.”

Bradbury continued, “Importantly, we achieved a significant milestone towards our efforts to submit the NDA for exenatide once weekly.  We have manufactured exenatide once weekly product at commercial scale in our facility in Ohio and will begin supplying material from the facility to support ongoing and planned clinical programs by the third quarter.”

Financial results

Net product sales of $178.7 million for the quarter ended March 31, 2008 include $158.5 million for BYETTA® (exenatide) injection and $20.2 million for SYMLIN® (pramlintide acetate) injection.  This compares to net product sales of $162.0 million, consisting of $146.5 million for BYETTA and $15.5 million for SYMLIN for the same period in 2007.

Revenues under collaborative agreements were $18.5 million for the quarter ended March 31, 2008, which includes cost-sharing payments of $17.4 million, compared to $10.0 million, which includes cost-sharing payments of $8.9 million for the same period in 2007.  The increase primarily reflects higher cost-sharing payments from Eli Lilly and Company to equalize development expenses for exenatide once weekly and BYETTA.

Selling, general and administrative expenses were $98.2 million for the quarter ended March 31, 2008, compared to $87.8 million for the same period in 2007.  The increase primarily reflects promotional expenses for BYETTA, SYMLIN, exenatide once weekly market development and increases in infrastructure to support the Company’s growth.

Research and development expenses increased to $77.2 million for the quarter ended March 31, 2008, compared to $59.6 million for the same period in 2007.  The increase primarily reflects increased expenses for once weekly exenatide, and investment in the Company’s early-stage obesity programs and drug delivery capabilities.  Non-GAAP, net research and development expenses net of cost-sharing payments increased to $59.8 million for the quarter ended March 31, 2008, compared to $50.7 million for the same period in 2007.

Collaborative profit sharing, which represents Lilly’s share of the gross margin for BYETTA, was $69.9 million for the quarter ended March 31, 2008, compared to $66.9 million for the same period in 2007.

Interest and other income, net decreased to $1.3 million for the quarter ended March 31, 2008, compared to $8.1 million for the same period in 2007.  The decrease primarily reflects higher interest expense due to the Company’s $575 million convertible debt issuance in June 2007 and the Company’s $125 million term loan entered into in December 2007.

Net loss for the quarter ended March 31, 2008 was $68.8 million, or $0.51 per share, compared to $49.4 million, or $0.38 per share, for the same period in 2007.

First Quarter 2008 Highlights

Highlights of Amylin’s first quarter include:

BYETTA

•                  Submitted a supplemental New Drug Application, or sNDA, to the Food and Drug Administration, or FDA, to seek approval for expanded use of BYETTA as monotherapy, or stand-alone therapy, in people with type 2 diabetes who are not achieving acceptable blood sugar control.  Approval for this expanded indication is expected in the second half of 2008.

SYMLIN

•                  Commercially launched the SymlinPen™ 120 and the SymlinPen™ 60 pen-injector devices for administering SYMLIN in the United States in January 2008.   These new pre-filled pen-injector devices feature simple, fixed dosing to improve mealtime glucose control.

Exenatide once weekly

•                  Initiated the first of three planned superiority clinical trials of exenatide once weekly.  The study compares exenatide once weekly to a thiazolidinedione, or TZD, and a DPP-4 inhibitor in patients on background metformin therapy.  Results from this study are expected in the first half of 2009.

•                  Continued progress at the Company’s exenatide once weekly manufacturing facility in Ohio, including the manufacture of exenatide once weekly at commercial scale.  The Company plans to supply material from the facility to support ongoing and planned clinical programs by the third quarter of 2008

Conference Call

Amylin will webcast its Quarterly Update Conference Call today at 8:30 a.m. ET/5:30 a.m. PT.  The call will be webcast live through Amylin’s corporate website, www.amylin.com, and a recording will be made available following the close of the call.

Daniel M. Bradbury, Amylin’s President and Chief Executive Officer, will lead the call.  During the call, the Company plans to review its first quarter financial results, and information regarding assumptions for the remainder of 2008 operations.  For those without access to the Internet, the live call may be accessed by phone by calling (888) 536-6007 (U.S./Canada) or (706) 758-4632 (international), Conference ID# 43245695.  A replay of the call will also be available by phone for 24 hours beginning approximately one hour after the close of the call and can be accessed at (800) 642-1687 (U.S./Canada) or (706) 645-9291 (international), Conference ID# 43245695.

Note Regarding Use of Non-GAAP Financial Measures

Amylin reports non-GAAP, research and development expenses, net of cost-sharing payments, which is a non-GAAP financial measure.  The Company believes that investors’ understanding of Amylin’s net investment in research and development activities is enhanced by this disclosure.  In addition, the Company refers to this non-GAAP financial information with its analysis of the Company’s financial performance.  This non-GAAP financial information should be considered in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.  A reconciliation of reported GAAP research and development expenses to non-GAAP research and development expenses, net of cost-sharing payments, is provided in the table that follows.

	Quarter ended March 31,
	2008	2007

GAAP research and development expenses	$77,206	$59,564
Cost-sharing payments	(17,445)	(8,903)

Non-GAAP net research and development expenses, net of cost sharing payments	$59,761	$50,661

About Amylin

Amylin Pharmaceuticals is a biopharmaceutical company committed to improving lives through the discovery, development and commercialization of innovative medicines.  Amylin has developed and gained approval for two first-in-class medicines for diabetes, SYMLIN® (pramlintide acetate) injection and BYETTA® (exenatide) injection.  Amylin’s research and development activities leverage the Company’s expertise in metabolism to develop potential therapies to treat diabetes and obesity.  Amylin is headquartered in San Diego, California with over 1,900 employees nationwide.  Further information on Amylin Pharmaceuticals is available at www.amylin.com.

This press release contains forward-looking statements about Amylin, which involve risks and uncertainties.  Our actual results could differ materially from those discussed herein due to a number of risks and uncertainties, including risks that BYETTA or SYMLIN may be affected by competition, unexpected new data, technical issues, or manufacturing and supply issues; risks that our financial results may fluctuate significantly from period to period and may not meet market expectations; risks that any financial guidance we provide may not be accurate; risks that our clinical trials will not be completed when planned or may not replicate previous results; risks that our preclinical studies may not be predictive; risks that our NDAs for product candidates, or sNDAs for label expansion requests, such as the BYETTA monotherapy sNDA, may not be submitted timely or receive FDA approval; risks that we may not be able to complete our manufacturing facility on a timely basis; and other risks inherent in the drug development and commercialization process.  Commercial and government reimbursement and pricing decisions and the pace of market acceptance may also affect the potential for BYETTA or SYMLIN.  These and additional risks and uncertainties are described more fully in the Company’s recently filed Form 10-Q.  Amylin disclaims any obligation to update these forward-looking statements.

(Financial information to follow)

AMYLIN PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Quarter ended March 31,
	2008	2007
Revenues:
Net product sales	$178,721	$162,003
Revenues under collaborative agreements	18,516	9,975
Total revenues	197,237	171,978

Costs and expenses:
Cost of goods sold	22,024	15,210
Selling, general and administrative	98,243	87,787
Research and development	77,206	59,564
Collaborative profit sharing	69,901	66,947
Total costs and expenses	267,374	229,508

Operating loss	(70,137)	(57,530)

Interest and other income, net	1,340	8,116

Net loss	$(68,797)	$(49,414)

Net loss per share - basic and diluted	$(0.51)	$(0.38)

Shares used in computing net loss per share - basic and diluted	135,859	131,054

AMYLIN PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	March 31,	December 31,
	2008	2007
Assets
Cash, cash equivalents and short-term investments	$1,033,943	$1,130,415
Accounts receivable, net	65,512	73,579
Inventories, net	98,066	100,214
Other current assets	28,768	32,100
Property and equipment, net	476,990	390,301
Other assets	46,530	47,602
Total assets	$1,749,809	$1,774,211

Liabilities and stockholders’ equity
Current liabilities	$260,136	$287,284
Other liabilities, net of current portion	36,775	34,109
Long-term debt	900,000	900,000
Stockholders’ equity	552,898	552,818
Total liabilities and stockholders’ equity	$1,749,809	$1,774,211

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CONTACT:

Financial:

Michael York

Senior Director, Investor Relations

Amylin Pharmaceuticals, Inc.

+1-858-552-2200 ext. 8602

www.amylin.com

Media:

Alice Bahner Izzo

Executive Director, Corporate Affairs

Amylin Pharmaceuticals, Inc.

+1-858-552-2200 ext. 7272

www.amylin.com